UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)*


                              MD Technologies, Inc.
                              ---------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    552688202
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


This Schedule is filed pursuant to Rule 13d-1(b).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       [Continued on the following pages]

                                Page 1 of 4 Pages

Page 2 of 4 Pages                                         CUSIP #: 552688202
                                                                   ---------

--------------------------------------------------------------------------------
1. Name of Reporting Person:
    (I.R.S. Identification No. of above person):

     Commonwealth Advisors, Inc.
     72-1187377

--------------------------------------------------------------------------------
2. Check the appropriate box if a member of a group:
     (a) ( )
     (b) (  )

--------------------------------------------------------------------------------
3. SEC use only:


--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

     Louisiana

--------------------------------------------------------------------------------
                                             5.       Sole Voting Power

                                                      1,020,500
                                             -----------------------------------
     Number of shares                        6.       Shared Voting Power

     beneficially owned by                            0
                                             -----------------------------------
                                             7.       Sole Dispositive Power
     each Reporting Person with
                                                      1,020,500
                                             -----------------------------------
                                             8.       Shared Dispositive Power

                                                      0
--------------------------------------------------------------------------------
9.   Aggregate amount beneficially owned by each reporting person:

     1,020,500

--------------------------------------------------------------------------------
10. Check if the aggregate amount in row (9) excludes certain shares:


--------------------------------------------------------------------------------
11. Percent of class represented by amount in row (9):

     25.3%

--------------------------------------------------------------------------------
12. Type of Reporting Person:

     IA

Page 3 of 4 Pages                                             CUSIP #: 552688202
                                                                       ---------
----------------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------
Item 1(a):  Name of Issuer:
---------------------------

                MD Technologies, Inc.

Item 1(b):  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

                620 Florida Street, Suite 200
                Baton Rouge, LA 70801

Item 2(a):  Name of Person Filing:

                Commonwealth Advisors, Inc.

Item 2(b):  Address of Principal Business Office:

                addressStreet247 Florida Street
                placeCityBaton Rouge, StateLA PostalCode70801

Item 2(c):  Citizenship:
------------------------

                Louisiana

Item 2(d):  Title of Class of Securities:
-----------------------------------------

                Common Stock

Item 2(e):  CUSIP Number:
-------------------------

                55268802

Item 3:  Type of Person Filing Pursuant to ss.ss.240.13d-1(b)(1)(ii)(E):
------------------------------------------------------------------------

                Commonwealth Advisors, Inc. is an investment adviser able to file on a Schedule 13G in accordance with ss.240.13d-1(b)(1)(ii)(E)

Item 4:  Ownership:
-------------------
                (a)       Amount Beneficially Owned: 1,020,500 shares
                          --------------------------

                (b)       Percent of Class: 25.3%
                          -----------------

                (c)       Voting and Dispositive Power: Commonwealth Advisors,
                          -----------------------------
                          Inc. has sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 1,020,500 shares of common stock of the Issuer. Commonwealth Advisors, Inc. has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 0 shares of common stock of the Issuer.

Page 4 of 4 Pages                                         CUSIP #: 552688202
                                                                   ---------


                                  SCHEDULE 13G
                                  ------------


Item 5:  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

                Not Applicable

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

                Not Applicable

Item 7:   Identification and Classification of the Subsidiary which Acquired the
--------------------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          ---------------------------------------------------------

                Not Applicable

Item 8:  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

                Not Applicable

Item 9:  Notice of Dissolution of Group:
----------------------------------------

                Not Applicable

Item 10:  Certification:
------------------------

                         By  signing  below I  certify  that,  to the best of my
               knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:
----------

                         After  reasonable   inquiry  and  to  the  best  of  my
               knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                               Date:  October 5, 2006

                                               Signature:  /s/ James O'Beirne
                                                           ------------------
                                               Name/Title:     James O'Beirne
                                                               Vice President